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                                Exhibit No. 23.2



                       CONSENT OF KPMG PEAT MARWICK LLP



To the Board of Directors
Diamond Technology Partners Incorporated:

We consent to incorporation by reference in this registration statement on Form S-8 of Diamond Technology Partners Incorporated and subsidiary of our reports dated April 18, 1997, relating to the consolidated balance sheets of Diamond Technology Partners Incorporated and subsidiary as of March 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows, and the related financial statement schedule, for each of the years in the three-year period ended March 31, 1997, which reports appear in the March 31, 1997 annual report on Form 10K of Diamond Technology Partners Incorporated.


                            KPMG Peat Marwick LLP


Chicago, Illinois
July 21, 1997